Exhibit 99.1

[TECO Energy, Inc. Logo]

FOR IMMEDIATE RELEASE

CONTACT:	News Media: Laura Plumb 813.228.1572
Investor Relations: Mark Kane 813.228.1772
Internet: www.tecoenergy.com

TECO ENERGY REPORTS PROGRESS ON ITS PLAN, CREDIT FACILITIES
AND BOND EXCHANGE AND RESPONDS TO INVESTOR CONCERNS

Tampa, Fla. November 11, 2002 – TECO Energy, Inc. (NYSE: TE) reported today that it is making good progress on the execution of its recently announced 2003 plan. In related news, the company announced that it has received written commitments for the renewal of Tampa Electric’s $300 million credit facility. The company also indicated that it is moving forward with its previously announced plans to exchange $200 million of bonds and has received the necessary affirmations of its bond ratings related to this offering.

Chairman, President and CEO Robert Fagan said, “We are making good progress on and, in fact, accelerating the execution of the plan we announced on September 23rd. At the same time we are continuing to make good progress on short-term power sales contracts towards our target of having 40 percent contracted by year-end for the Union and Gila River power stations for 2003.”

TECO Energy’s announced plan was focused on completing the remainder of its construction program for generating plants on the regulated and unregulated sides of its business without raising incremental debt and being internally funded by 2004. As part of the plan, the company announced cash raising and spending reduction activities totaling $900 million. These activities include $250 million in capital expenditure reductions, $400 million of monetizations / sales of assets and $250 million of “other” cash to come from repatriation and refinancings of TECO Power Services’ Guatemalan assets and other financial transactions by the end of the first quarter.

Fagan said, “Since the plan was announced, we have been working hard to accelerate its completion. We raised $207 million of common equity in early October and have been making excellent progress on the more than $50 million of repatriation and refinancing activities, such that we expect the planned amount before the end of the year. Thus, we have virtually completed raising the $250 million in the “repatriation / other” category. This, combined with the reductions in capital expenditures, means that we have addressed about $500 million of the $900 million of cash raising and spending reductions and are more than half way to the completion of our plan in a little over a month.”

Exhibit 99.1

Fagan added that the sale of $400 million of non-core assets was also progressing well. He said that the company has received pricing indications at acceptable levels for its sale of the coalbed methane operation and that closing is expected by year-end. He added that that the gasifier and synfuel transactions were progressing on schedule as well, with closings expected in the first quarter of next year.

In related news, TECO Energy’s Senior Vice President and CFO Gordon Gillette indicated that the company was making progress on the last significant TECO Energy debt maturity refinancing for the next several years and on the renewal of its credit lines. The $240 million debt maturity refinancing transaction is an exchange of $200 million of existing TECO Energy put bonds to a longer maturity, and includes an option payment, the remarketing premium, and issuance costs.

Gillette said, “We have been talking to bond investors for several weeks about this exchange. We have received the necessary affirmations of our bond ratings from each of the agencies. The current ratings are Baa2 at Moody’s Investor Services, BBB- at Standard & Poor’s Rating Services and BBB at Fitch Ratings.”

TECO Energy has total bank credit facilities of $1 billion, consisting of $700 million for TECO Energy and $300 million for Tampa Electric. $350 million of the TECO Energy facility has a renewal date of November 2004. As noted above the company has received written commitments for renewal of the Tampa Electric Company facility for an additional 364 days for a final maturity date of Nov. 12, 2003. The remaining $350 million of the TECO Energy 364 day facility has a renewal date of November 13, 2002.

Gillette noted, “TECO Energy and the bank group are continuing to work toward renewal of the TECO Energy $350 million 364-day credit facility. The company currently has commitments from a portion of the bank group to renew the facility. But, due to current conditions in the bank market, it has not received all of the necessary commitments to renew the facility. For this reason, it is likely that the company will exercise its right to convert the $350 million to a one-year term loan on November 13 while it continues to work toward renewal of the facility. Under either option, renewal or term conversion, our access to the credit facilities is not affected, and the rating agencies are fully apprised of our options.”

The company has estimated for the next five quarters that its expected drawings of the lines will leave a significant cushion, including the dividend, within the credit facilities. As of this date, outstanding under these facilities are non-cash letters of credit of $161 million and draws of $500 million, of which $234 million is cash which will be released upon completion of the sale of the notes and over $100 million is cash available to TECO Energy for general corporate purposes. Thus cash draws, assuming exchange of the notes, net of cash available is $166 million. Tampa Electric has not drawn any funds under its facility, and currently

Exhibit 99.1

has no commercial paper outstanding and has cash on hand of more than $30 million.

Gillette also said, “We know that there has been misinformation, rumor and misunderstanding in the markets recently concerning our progress on the execution of our plan and related items. Some of the recent analyst reports have taken a less favorable outlook on our progress than we believe is warranted. Our intent in communicating at this time is to put the uncertainty to rest and to show our significant progress in a short period of time to accelerate the execution of the plan. In addition, we are communicating today our continued commitment to executing the remainder of the plan as quickly as possible.”

TECO Energy (www.tecoenergy.com) is a diversified, energy-related holding company headquartered in Tampa. Its principal businesses are Tampa Electric, Peoples Gas, TECO Power Services, TECO Transport, TECO Coal, TECO Coalbed Methane, and TECO Solutions.

Note: This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. These forward-looking statements include references to the company’s business plan for 2002 and 2003. Certain factors that could cause actual results to differ materially from those projected in these forward-looking statements include the following: energy price changes affecting TPS’ merchant plants; TPS’ ability to sell the output of the merchant plants operating or under construction at a premium to the forward curve prices and to obtain power contracts to reduce earnings volatility; any unanticipated need for additional equity capital that might results from lower than expected cash flow or higher than projected capital requirements; TECO Energy’s ability to successfully complete the monetization of its synthetic fuel and gasification facilities, the sale of gas properties and other actions identified in its new business plan; TECO Energy’s ability to maintain credit ratings sufficient to avoid posting letters of credit relating to its construction loans and to avoid providing additional assurances to counterparties; and TECO Energy’s ability to complete its planned refinancing of notes on terms that qualify as a debt-for-debt exchange for accounting purposes. Others factors include: general economic conditions, particularly those in Tampa Electric’s service area affecting energy sales; weather variations affecting energy sales and operating costs; potential competitive changes in the electric and gas industries, particularly in the area of retail competition; regulatory actions affecting Tampa Electric, Peoples Gas System or TECO Power Services; commodity price changes affecting the competitive positions of Tampa Electric and Peoples Gas System, as well as the margins at TECO Coalbed Methane and TECO Coal; changes in and compliance with environmental regulations that may impose additional costs or curtail some activities; TPS’ ability to successfully construct, finance and operate its projects on schedule and within budget; the ability of TECO Energy’s subsidiaries to operate equipment without undue accidents, breakdowns or failures; interest rates, credit ratings and other factors that could impact

Exhibit 99.1

TECO Energy’s ability to obtain access to sufficient capital on satisfactory terms; and TECO Coal’s ability to successfully operate its synthetic fuel production facilities in a manner qualifying for Section 29 federal income tax credits, the use of which could belimited by taxable income or changes in law, regulation or administration. Some of these factors and others are discussed more fully under “Investment Considerations” in the company’s Current Report on Form 8-K filed on October 8, 2002.